Exhibit 99.1
Schrödinger Reports Fourth Quarter and Full-Year 2025 Financial Results

2025 Total Revenue of $256 Million

2025 Software Revenue of $200 Million; 2025 Software ACV of $198 Million

Strong Balance Sheet Supports Path to Positive Adjusted EBITDA by Year-End 2028

Accelerating Transition to Ratable, Hosted Software Revenue

New York, February 25, 2026 – Schrödinger, Inc. (Nasdaq: SDGR) today announced financial results for the fourth quarter and full-year ended December 31, 2025, and provided its 2026 outlook and 2028 financial objectives.

"Schrödinger’s performance in 2025, marked by 23% total revenue growth and 11% software revenue growth, is a testament to the resilience of our business and the unique value we provide," said Ramy Farid, Ph.D., chief executive officer of Schrödinger. “While the drug discovery AI landscape is expanding rapidly, we differentiate ourselves by consistently delivering outsized real-world impact, validated by continued robust customer engagement, high customer retention, and a strong track record of highly differentiated development candidates across our collaborative and internal therapeutics portfolio. Our success is enabled by our transformative platform that integrates ground-truth, physics-based simulation with leading-edge AI and machine learning. Looking ahead to 2026, we are poised to scale our impact through new platform enhancements and the commercial launch of our predictive toxicology solution.”

Full Year 2025 Financial Highlights (comparisons are to full year 2024, unless otherwise noted)
•Total revenue was $255.9 million, a 23.3% increase.
•Software revenue was $199.5 million, a 10.6% increase.
•Drug discovery revenue was $56.4 million compared to $27.2 million.
•Software gross margin was 74%.
•Operating expenses were $309.5 million, a 9.3% decrease.
•Other income, which includes gains/losses on equity investments, changes in fair value of such investments and interest income/expense, was $64.6 million.
•Net loss for the full year was $103.3 million, compared to $187.1 million.
•At December 31, 2025, Schrödinger had cash, cash equivalents, restricted cash and marketable securities of approximately $402.3 million, compared to approximately $367.5 million at December 31, 2024.

Fourth Quarter 2025 Financial Highlights (comparisons are to fourth quarter 2024, unless otherwise noted)
•Total revenue was $87.2 million, a 1.2% decrease.
•Software revenue was $69.3 million, a 13% decrease, primarily due to the accelerated recognition of upfront revenue from multi-year agreements signed in 2024, partially offset by higher hosted revenue.
•Drug discovery revenue was $18.0 million compared to $8.7 million.
•Software gross margin was 81%.
•Operating expenses were $74.5 million, a 12.2% decrease.
•Other income, which includes gains/losses on equity investments, changes in fair value of such investments and interest income/expense, was $50.1 million.
•Net income for the fourth quarter was $32.5 million, compared to a net loss of $40.2 million in the fourth quarter of 2024.

For the three months and year ended December 31, 2025, Schrödinger reported adjusted EBITDA of $(5.2) million and $(114.9) million, respectively, compared to adjusted EBITDA of $(6.6) million and $(152.5) million for the three months and year ended December 31, 2024, respectively.

See “Non-GAAP Information” below and the table at the end of this press release for a reconciliation of adjusted EBITDA to GAAP net income (loss).

Full Year 2025 Key Performance Indicators (KPIs)
Schrödinger today reported 2025 key performance indicators for both the software and drug discovery components of its business.

Software KPI	2025	2024	% Growth
Total annual contract value (ACV)	$198.5M	$190.8M	4.0%
Top 20 Pharma ACV	$80.8M	$70.0M	15.3%
Commercial ACV	$177.4M	$165.8M	7.0%
ACV per Commercial Customer (>$1M ACV)	$3.9M	$3.3M	16.3%
Number of Commercial Customers (>$1M ACV)	27	29	—
Net Dollar Retention (Commercial Customers)	100%	113%	—
Gross Dollar Retention (Commercial Customers)	96%	96%	—

Drug Discovery KPI	2025	2024
Ongoing programs eligible for royalties	16	13
Number of collaborators since 2018	20	19

For additional information about the company’s KPIs, see “Operating Metrics” below.

Today Schrödinger announced that it is accelerating its transition to hosted software and license server solutions from traditional on-premise deployments. While this transition was already underway, the company believes that accelerating it will result in more predictable revenue and normalize the impact of contract renewal timing and duration. This industry-standard shift provides customers with faster onboarding, enhanced renewals, and improved support. This transition shifts upfront revenue recognition associated with on-premise licenses to ratable revenue recognition for hosted contracts. While this shift is expected to introduce short-to-medium term declines in software revenue, there will be no change to ACV or cash flow from this transition. Schrödinger believes this model better aligns with the evolving infrastructure needs of its customers and regulatory trends. Schrödinger expects that the majority of its software contracts will be transitioned to hosted agreements by 2028. Hosted revenue was 23% of software revenue for the year ended December 31, 2025 compared to 20% for the year ended December 31, 2024.

2026 Financial Outlook
As of February 25, 2026, Schrödinger provided the following expectations for the fiscal year ending December 31, 2026:
•Software ACV is expected to range from $218 million to $228 million, representing 10-15% growth over 2025.
•Drug discovery revenue is expected to range from $55 million to $65 million.
•Operating expenses are expected to be less than 2025.

For the first quarter of 2026, software ACV is expected to range from $24 million to $28 million, representing $197 million to $201 million on a trailing four quarter basis.

2028 Financial Objectives
In addition to its 2026 financial outlook, Schrödinger is establishing the following financial objectives reflecting its goal of achieving positive adjusted EBITDA by the end of 2028:
•Software ACV Growth: Deliver durable software ACV growth of 10% - 15% annually.
•Hosted Software Transition: Substantially complete transition to hosted software as revenue converges with ACV.
•Gross Margin: Return software gross margin percentage to high 70s.
•Drug Discovery Revenue: Target drug discovery revenue of $50 million annually, with potential variability each year due to milestone-driven timing of collaboration revenue.
•Operating Expense Discipline and Cash Flow Generation: Achieve positive adjusted EBITDA by the end of 2028.
“Our 2026 outlook and 2028 financial objectives reflect a strategic evolution in our business model,” said Richie Jain, chief financial officer of Schrödinger. “We are accelerating our transition to a hosted licensing model. This shift from upfront to ratable recognition is expected to establish a more predictable, higher-visibility revenue stream that better aligns with standard software business practices without impacting cash flow. During this transition, we believe ACV provides useful insight into the underlying trends and performance of our software business given the transition’s impact on the timing of recognition of GAAP revenue, which we expect to decrease in the short-to-medium term. Accordingly, we have introduced a new set of key performance indicators to provide supplemental insight into our business performance. With our opportunities for continued growth and disciplined expense management, we aim to achieve positive adjusted EBITDA by the end of 2028.”
Recent Highlights
Platform
Schrödinger’s platform addresses the challenge of data scarcity in molecular discovery by combining ground-truth, physics-based simulation with AI to enable teams to efficiently design high-quality, novel drug candidates and materials. Recent platform highlights include the following:
•In January, Schrödinger introduced RetroSynth, an AI-driven solution that enables chemists to rapidly identify the most efficient routes for the synthesis of novel molecules. RetroSynth reduces the time spent on manual route design and helps scientists prioritize the synthesis of molecules that not only have the most desirable attributes but are also synthetically tractable, while reducing costly lab failures.

•In January, the company announced a collaboration with Lilly TuneLab, whereby LiveDesign, Schrödinger’s widely used informatics platform, will be a priority interface for participating biotech companies to access TuneLab workflows. This allows users to combine Lilly’s federated learning models with Schrödinger’s physics-based simulations, addressing the data scarcity problem that often hinders AI-driven discovery.

•Also in January, Schrödinger announced a strategic agreement with Manas AI. Under the terms of the agreement, Manas AI will gain significant access to the company’s computational platform and is able to integrate Schrödinger’s physics-based modeling solutions with Manas AI’s algorithms to improve predictive accuracy and speed.

Therapeutics Portfolio
Schrödinger is advancing a portfolio of proprietary and collaborative programs that demonstrate the impact of its predict-first approach to drug design. The portfolio includes over twenty-five first-in-class, best-in-class, and first-in-modality programs across all stages of development, including more than ten clinical-stage programs. Sixteen programs are eligible for royalties on sales. The company has generated over $650 million in cash from its drug discovery initiatives since 2020 and is eligible for up to nearly $5 billion in potential future milestones. Recent highlights include the following:
•Schrödinger is working to complete the Phase 1 clinical packages for SGR-1505, Schrödinger’s investigational MALT-1 inhibitor for the treatment of relapsed or refractory B-cell malignancies, and of SGR-3515, its investigational Wee1/Myt1 inhibitor for the treatment of solid tumors. The company expects to present initial SGR-3515 data in the second quarter of 2026 and is exploring strategic partnerships to advance the development of these programs.

•In December, Structure Therapeutics, a company co-founded by Schrödinger and in which it has an equity stake, announced positive topline Phase 2B data of aleniglipron, its once-daily oral small molecule GLP-1 receptor agonist, in development for the treatment of obesity. Structure expects to initiate the aleniglipron Phase 3 program in mid-2026. Also in December, Structure announced the initiation of a first-in-human Phase 1 clinical study of ACCG-2671, an oral small molecule amylin receptor agonist for the treatment of obesity.
•In December, Ajax Therapeutics, a company co-founded by Schrödinger, presented preclinical data of AJ1-11095, the company’s first-in-class type II JAK2 inhibitor that is currently in a Phase 1 trial in patients with relapse/refractory myelofibrosis at the American Society of Hematology (ASH) Annual Meeting. Later in December, AJ1-11095 received orphan drug designation from the U.S. Food and Drug Administration for the treatment of myelofibrosis.

•In December, Takeda announced positive topline Phase 3 results of zasocitinib, its investigational TYK2 inhibitor, in moderate-to-severe plaque psoriasis. Takeda intends to file a New Drug Application with the FDA in 2026. Takeda acquired zasocitinib from Nimbus, a company co-founded by Schrödinger, in 2023. Schrödinger is eligible to receive future cash distributions from potential milestone payments made to Nimbus upon achievement of specified sales milestones.

Webcast and Conference Call Information
Schrödinger will host a conference call to discuss its fourth quarter and full year 2025 financial results on Wednesday, February 25, 2026, at 4:30 p.m. ET. The live webcast can be accessed under “Events & Presentations" in the investors section of Schrödinger’s website, https://ir.schrodinger.com/news-and-events/event-calendar. To participate in the live call, please register for the call here. It is recommended that participants register at least 15 minutes in advance of the call. Once registered, participants will receive the dial-in information. The archived webcast will be available on Schrödinger’s website for approximately 90 days following the event.

Non-GAAP Information
Included in this press release is certain financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The company presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA is defined as net income (loss) before interest, taxes, depreciation, amortization, and stock-based compensation expense, and further adjusted to exclude gains and losses on equity investments, changes in fair value of equity investments, restructuring costs, litigation and settlement expenses, and, when applicable, other non-recurring items that management does not consider indicative of ongoing operating performance.

Management believes adjusted EBITDA is a useful measure for investors, taken in conjunction with the company’s GAAP financial statements because they provide greater period-over-period comparability with respect to the company’s operating performance, by excluding the effects of capital structure, tax impacts, non-cash depreciation and amortization, non-cash equity compensation expense, non-cash mark-to-market and other valuation adjustments for the company’s equity investments, non-recurring cash distributions from the company’s equity investments, and other non-recurring items that are not reflective of the ongoing performance of the business. However, adjusted EBITDA as a non-GAAP financial measure should be considered only in addition to, not as a substitute for or as superior to, net income (loss) or other financial measures prepared in accordance with GAAP.

Other companies in Schrödinger’s industry may calculate adjusted EBITDA differently than Schrödinger does, limiting their usefulness as comparative measures. For a reconciliation of adjusted EBITDA to GAAP net income (loss), please refer to the tables at the end of this press release.

About Schrödinger
Schrödinger is transforming molecular discovery with its computational platform, which enables the discovery of novel, highly optimized molecules for drug development and materials design. Schrödinger’s software platform is built on more than 30 years of R&D investment and is licensed by biotechnology, pharmaceutical and industrial companies, and academic institutions around the world. Schrödinger also leverages the platform to advance a portfolio of collaborative and proprietary programs. To learn more, visit www.schrodinger.com, follow us on LinkedIn, or visit our blog, Extrapolations.com.

Operating Metrics
To supplement the financial measures presented in this press release and related conference call or webcast in accordance with generally accepted accounting principles in the United States (GAAP), Schrödinger also presents certain other performance metrics, such as annual contract value, or ACV, ACV by certain industries and customer cohorts, net dollar retention rate, and gross dollar retention rate.

Annual Contract Value (ACV). Schrödinger tracks the ACV for each customer. With respect to contracts that have a duration of one year or less, or contracts of more than one year in duration that are billed annually, ACV is defined as the contract value billed during the applicable period. For contracts with a duration of more than one year that are billed upfront, ACV in each period represents the total billed contract value divided by the term. ACV should be viewed independently of revenue and does not represent revenue calculated in accordance with GAAP on an annualized basis, as it is an operating metric that can be impacted by contract execution start and end dates and renewal rates. ACV is not intended to be a replacement for, or forecast of, revenue.

ACV by Cohorts. Schrödinger tracks ACV by certain industries and customer cohorts. These cohorts include Top 20 Pharma and Commercial customers. The Top 20 Pharma cohort consists of the top 20 pharmaceutical companies, as measured by their 2024 revenue. The Commercial customer cohort includes all of its customers purchasing its computational software solutions for commercial use, excluding government and academic institutions and customers from which it derives contribution revenue. The operating metrics for the cohorts are not prepared in accordance with GAAP and do not correspond to the company’s reportable segments or the allocation of costs for GAAP purposes. These metrics allow management to better understand differences in sales cycles, contract duration, deployment models, renewal behavior, and expansion opportunities among customer and industry groups, supplementing but not replacing Schrödinger’s GAAP results.

Net Dollar Retention Rate (Commercial customers). Schrödinger calculates Net Dollar Retention Rate for Commercial customers by comparing the ACV from the same cohort of Commercial customers across two periods. This metric excludes ACV attributable to new Commercial customers added during the period. The company calculates this by starting with the prior year’s ACV for its Commercial customers. The company then adds the amount of increase in renewals from these customers, which it refers to as upsells, and subtracts the amount of decreases in renewals either as a result of decreased usage of its software or lost business, which it refers to as churn. The company then divides this aggregate number by the prior year ACV for its Commercial customers to arrive at the net dollar retention rate for its Commercial customers.

Gross Dollar Retention Rate (Commercial customers). Schrödinger calculates Gross Dollar Retention Rate for Commercial customers by comparing the ACV from the same cohort of Commercial customers across two periods, excluding the effect of any increases or expansions of ACV from any customers within the cohort. This metric also excludes ACV attributable to new Commercial customers added during the period. The company calculates this by starting with the prior year’s ACV for its Commercial customers. The company then subtracts the amount of churn, and divides this resulting number by the prior year ACV for its Commercial customers to arrive at the gross dollar retention rate for its Commercial customers.

For both its net dollar retention rate and its gross dollar retention rate, Schrödinger excludes from the calculation Commercial customers that were acquired by other companies during the applicable period, as these events are outside of the company’s control, may not reflect the underlying demand for its software solutions, and enhance comparability between periods. Together, gross and net dollar retention rates provide insight into both customer retention and the company’s ability to drive incremental growth from current customers.

Ongoing programs eligible for royalties. Schrödinger tracks the aggregate number of collaborative and partnered programs for which the company is eligible to receive any amount of future royalties on sales, if any.
Numbers of collaborators since 2018. Schrödinger tracks the aggregate number of collaborators that the company has collaborated with, or partnered with, for drug discovery and drug development since 2018. The number of collaborators presented is a cumulative number and the company only includes those collaborations from which the company has derived revenue since January 1, 2018.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 including, but not limited to those statements regarding Schrödinger’s expectations about the speed and capacity of its computational platform, its financial outlook for the fiscal year ending December 31, 2026 and first quarter ending March 31, 2026, its financial objectives for the fiscal year ending December 31, 2028, including its goal of achieving positive Adjusted EBITDA, the company’s expectations relating to the accelerated transition to hosted software deployments, including the financial and operational benefits and impacts from such transition, its plans to continue to invest in research and its strategic plans to accelerate the growth of its software licensing business and advance its collaborative and proprietary drug discovery programs, the long-term potential of its business, its ability to improve and advance the science underlying its platform, including the expectations related to the company’s commercial launch of its predictive toxicology software solution, the initiation, timing, progress, and results of its proprietary drug discovery programs and product candidates and the drug discovery programs and product candidates of its collaborators, the clinical potential and favorable properties of SGR-1505 and SGR-3515, its MALT1 and Wee1/Myt1 inhibitors, its plans to explore strategic opportunities for the continued clinical development of SGR-1505 and SGR-3515, potential partnering and other business development activities for its programs, the clinical potential and favorable properties of its collaborators’ product candidates, the ability for the company to realize potential benefits from its collaborative programs, including the amount and timing of additional milestones, if any, as well as expectations related to the use of its cash, cash equivalents and marketable securities. Statements including words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and statements in the future tense are forward-looking statements. These forward-looking statements reflect Schrödinger’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the company and on assumptions the company has made. Actual results may differ materially from those described in these forward-looking statements and are subject to a variety of assumptions, uncertainties, risks and important factors that are beyond Schrödinger’s control, including the demand for its software platform, its ability to further develop its computational platform, its reliance upon third-party providers of cloud-based infrastructure to host its software solutions, its ability to transition customers to hosted software deployments, factors adversely affecting the life sciences industry, fluctuations in the value of the U.S. dollar and foreign currencies, its reliance upon its third-party drug discovery collaborators, the uncertainties inherent in drug development and commercialization, such as the conduct of research activities and the timing of and its ability to initiate and complete preclinical studies and clinical trials, whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials, uncertainties associated with the regulatory review of investigational new drug application submissions, clinical trials and applications for marketing approvals, the ability to retain and hire key personnel and other risks detailed under the caption “Risk Factors” and elsewhere in the company’s Securities and Exchange Commission filings and reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission on February 25, 2026, as well as future filings and reports by the company. Any forward-looking statements contained in this press release speak only as of the date hereof. Except as required by law, Schrödinger undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, changes in expectations or otherwise.

Contacts:
Jaren Madden (Investors and Media)
Schrödinger, Inc.
jaren.madden@schrodinger.com

617-286-6264

Matthew Luchini (Investors)
Schrödinger, Inc.
matthew.luchini@schrodinger.com
917-719-0636

Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except for share and per share amounts)

	Year Ended December 31,
	2025	2024	2023
Revenues:
Software products and services	$199,500	$180,365	$159,124
Drug discovery	56,369	27,174	57,542
Total revenues	255,869	207,539	216,666
Cost of revenues:
Software products and services	51,001	36,900	29,514
Drug discovery	62,254	38,556	46,460
Total cost of revenues	113,255	75,456	75,974
Gross profit	142,614	132,083	140,692
Operating expenses:
Research and development	173,138	201,785	181,766
Sales and marketing	40,963	39,917	37,226
General and administrative	95,409	99,677	99,148
Total operating expenses	309,510	341,379	318,140
Loss from operations	(166,896)	(209,296)	(177,448)
Other income:
Gain on equity investments	—	—	147,213
Change in fair value of equity investments	48,174	5,683	53,461
Other income	16,396	17,902	19,693
Total other income	64,570	23,585	220,367
(Loss) income before income taxes	(102,326)	(185,711)	42,919
Income tax expense	939	1,412	2,199
Net (loss) income	$(103,265)	$(187,123)	$40,720
Net (loss) income per share attributable to common and limited common stockholders, basic:	$(1.41)	$(2.57)	$0.57
Weighted average shares used to compute net (loss) income per share of common and limited common stockholders, basic:	73,443,298	72,670,295	71,776,301
Net (loss) income per share of common and limited common stockholders, diluted:	$(1.41)	$(2.57)	$0.54
Weighted average shares used to compute net (loss) income per share of common and limited common stockholders, diluted:	73,443,298	72,670,295	74,986,816

Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except for share and per share amounts)

Assets	December 31, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$230,517	$147,326
Restricted cash	6,868	15,331
Marketable securities	164,947	204,798
Accounts receivable, net of allowance for doubtful accounts of $440 and $210	83,041	235,692
Unbilled and other receivables, net for allowance for unbilled receivables of $140 and $100	21,352	19,641
Prepaid expenses	12,540	12,205
Total current assets	519,265	634,993
Property and equipment, net	19,456	24,196
Equity investments	73,647	43,208
Goodwill	4,791	4,791
Right of use assets - operating leases	102,736	111,883
Other assets	6,265	4,155
Total assets	$726,160	$823,226
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,452	$10,666
Accrued payroll, taxes, and benefits	39,264	42,110
Deferred revenue	112,853	111,944
Lease liabilities - operating leases	16,412	16,755
Other accrued liabilities	9,155	10,272
Total current liabilities	189,136	191,747
Deferred revenue, long-term	78,877	108,814
Lease liabilities - operating leases, long-term	92,816	101,074
Other liabilities, long-term	1,278	146
Total liabilities	362,107	401,781
Stockholders' equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; zero shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.01 par value. Authorized 500,000,000 shares; 64,515,380 and 63,710,409 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	645	637
Limited common stock, $0.01 par value. Authorized 100,000,000 shares; 9,164,193 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	92	92
Additional paid-in capital	992,015	946,037
Accumulated deficit	(628,806)	(525,541)
Accumulated other comprehensive income	107	220
Total stockholders' equity	364,053	421,445
Total liabilities and stockholders' equity	$726,160	$823,226

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Year Ended December 31,
	2025	2024	2023
Cash flows from operating activities:
Net (loss) income	$(103,265)	$(187,123)	$40,720
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Gain on equity investments	—	—	(147,213)
Changes in fair value of equity investments	(48,174)	(5,683)	(53,461)
Depreciation and amortization	6,022	6,159	5,552
Stock-based compensation	42,997	49,903	47,841
Noncash investment accretion	(1,867)	(7,592)	(7,761)
Loss on disposal of property and equipment	20	8	142
Decrease (increase) in assets:
Accounts receivable, net	152,651	(169,700)	(10,039)
Unbilled and other receivables	(1,711)	3,483	(9,987)
Reduction in the carrying amount of right of use assets - operating leases	9,147	8,942	7,766
Prepaid expenses and other assets	(2,445)	(3,482)	(8,462)
Increase (decrease) in liabilities:
Accounts payable	908	(6,119)	7,321
Accrued payroll, taxes, and benefits	(2,846)	10,347	6,881
Deferred revenue	(29,028)	155,484	(18,256)
Lease liabilities - operating leases	(8,601)	(10,053)	(3,694)
Other accrued liabilities	91	(1,942)	5,917
Net cash provided by (used in) operating activities	13,899	(157,368)	(136,733)
Cash flows from investing activities:
Purchases of property and equipment	(1,442)	(7,311)	(13,403)
Purchases of equity investments	—	(3,072)	(4,125)
Distribution from equity investment	—	—	147,213
Proceeds from sale and disposition of equity investments	17,735	48,798	—
Purchases of marketable securities	(312,959)	(251,339)	(320,624)
Proceeds from maturity of marketable securities	354,564	361,760	383,973
Net cash provided by investing activities	57,898	148,836	193,034
Cash flows from financing activities:
Proceeds from issuances of common stock upon stock option exercises	2,989	1,490	9,440
Proceeds from issuance of common stock in ATM offering	—	8,868	—
Payment of offering costs	—	(177)	(373)
Principal payments on finance leases	(58)	(58)	(19)
Net cash provided by financing activities	2,931	10,123	9,048
Net increase in cash and cash equivalents and restricted cash	74,728	1,591	65,349
Cash and cash equivalents and restricted cash, beginning of year	162,657	161,066	95,717
Cash and cash equivalents and restricted cash, end of year	$237,385	$162,657	$161,066

Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment in accounts payable	40	162	192
Purchases of property and equipment in accrued liabilities	81	157	457
Acquisition of right of use assets - operating leases, contingency resolution	—	2,848	514
Acquisition of right of use assets in exchange for lease liabilities - operating leases	—	—	15,085
Acquisition of right of use assets in exchange for lease liabilities - finance leases	—	—	279

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(in thousands)
Net income (loss) (GAAP)	$32,511	$(40,216)	$(103,265)	$(187,123)
Change in fair value of equity investments	(46,999)	22,080	(48,174)	(5,683)
Other income	(3,131)	(3,539)	(16,396)	(17,902)
Income tax expense	462	963	939	1,412
Depreciation and amortization	1,437	1,633	6,022	6,159
Stock-based compensation	9,950	12,479	42,997	49,903
Reorganization expense (a)	521	—	2,581	—
Litigation and settlement (income) expense (b)	—	(18)	390	705
Adjusted EBITDA	$(5,249)	$(6,618)	$(114,906)	$(152,529)

(a)     Represents costs in connection with restructuring, consisting of severance payments, employee benefits, and related costs.
(b)     Represents costs related to a derivative action and a settlement with a royalty partner, neither of which we consider to be representative of our underlying operating performance.